Exhibit 16.1




June 30, 2008



Securities and Exchange Commission
Washington, D.C. 20549

Ladies and Gentlemen:

We were previously principal accountants for CalAmp Corp. (the Company) and, under the date of May 14, 2008, we reported on the consolidated financial statements of CalAmp Corp. and subsidiaries as of and for the years ended February 28, 2008 and 2007, and the effectiveness of internal control over financial reporting as of February 28, 2008. On June 25, 2008, we were dismissed. We have read CalAmp Corp's statements included under Item 4.01 of its Form 8-K dated June 25, 2008, and we agree with such statements, except that we are not in a position to agree or disagree with the Company's statement that (1) the dismissal of KPMG LLP and the appointment of Singer Lewak Greenbaum & Goldstein LLP (SLGG) was recommended by the Audit Committee of the Board and approved by the Board of Directors of the Company, (2) SLGG was formally retained by the Company on June 25, 2008, and (3) neither the Company nor anyone on its behalf has consulted with SLGG regarding any of the matters referenced in Item 304(a)(2) of Regulation S-K.




Very truly yours,

/s/  KPMG LLP